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Exhibit 99.1

Cinergy Corp.
139 East Fourth Street
P.O. Box 960
Cincinnati, OH 45201-0960

N E W S    R E L E A S E

News contact:	Steve Brash 513-287-2226 (w) 513-231-6895 (h) Angeline Protogere 317-838-1338 (w) 317-298-3090 (h)
Investor contact:	Steve Schrader 513-287-1083
Website:	www.cinergy.com

FOR IMMEDIATE RELEASE—July 21, 2003

ULH&P SUBMITS ELECTRIC SUPPLY PLAN
TO KENTUCKY PUBLIC SERVICE COMMISSION

        COVINGTON, Ky.—The Union Light, Heat and Power Company, an affiliate of Cinergy Corp. (NYSE:CIN), announced today that it has filed an application with the Kentucky Public Service Commission for approval of a long-term electric supply plan for its Northern Kentucky service territory.

        Under the proposal, ULH&P's parent company, The Cincinnati Gas & Electric Co., would transfer ownership of approximately 1,100 megawatts of electric generating capacity to ULH&P. The capacity is currently part of the fleet of CG&E generating assets used to serve ULH&P under a multi-year wholesale power supply contract. The transfer of ownership would include East Bend Generating Station in Boone County, Ky., Woodsdale Generating Station in Butler County, Ohio, and one generating unit at the four-unit Miami Fort Generating Station in Hamilton County, Ohio.

        "When the PSC approved the wholesale power contract for ULH&P two years ago, it asked the company to address its long-term power supply requirements, including consideration of ownership of generating assets dedicated to serving Northern Kentucky customers," said Greg Ficke, president of CG&E and ULH&P. "Based on our analysis, this proposed plan is the least cost approach to meeting the commission's request. These facilities are already providing electricity for ULH&P customers' increasing demands and will remain interconnected to the Cinergy transmission system, assuring that customers will continue to receive the highly reliable electric service and reasonable rates they have come to expect."

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Page 2. ULH&P submits supply plan to Kentucky PSC

        The generating facilities involved in the transfer had a net book value of approximately $383 million as of March 31, 2003, and would be transferred to ULH&P at the net book value at the time of transfer. The transfer will not affect current electric rates for ULH&P's customers, as power will be provided under the same terms as under the current wholesale power contract through at least December 31, 2006. The ULH&P supply proposal also includes provisions under which CG&E would provide replacement power to ULH&P during times when the transferred generating facilities are out of service for maintenance or otherwise.

        In addition to approval of the Kentucky PSC, the proposal will also require the approval of the Federal Energy Regulatory Commission and the Securities and Exchange Commission. The transfer would have no impact on the reliability of electric supplies in the region.

        East Bend Generating Station is a 648-megawatt coal-fired facility, of which CG&E owns 447 megawatts with the remainder owned by The Dayton Power and Light Company. East Bend, which was placed into service in 1981, has modern pollution control equipment including a flue gas desulfurization scrubber to control sulfur dioxide, a selective catalytic reduction system to control nitrogen oxide and an electrostatic precipitator to capture particulate matter.

        Woodsdale Generating Station is a 490-megawatt natural gas-fired peaking facility with six combustion turbines. Completed in 1993, Woodsdale is used primarily during the summer at times of highest customer demand.

        The Miami Fort generating unit is a 168-megawatt coal-fired facility, which entered into service in 1960. It was the site for a test project for nitrogen oxide control in 1998, funded in part by the Ohio Coal Development Office.

        The Union Light Heat and Power Company serves approximately 128,000 electric customers in five counties in Northern Kentucky.

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Page 3. ULH&P submits supply plan to Kentucky PSC

        This document includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are based on management's beliefs and assumptions. These forward-looking statements are identified by terms and phrases such as "anticipate", "believe", "intend", "estimate", "expect", "continue", "should", "could", "may", "plan", "project", "predict", "will", and similar expressions. Forward-looking statements involve risks and uncertainties that may cause actual results to be materially different from the results predicted. Factors that could cause actual results to differ materially from those indicated in any forward-looking statement include, but are not limited to, unanticipated weather conditions; unscheduled generation outages; unusual maintenance or repairs; unanticipated changes in costs; environmental incidents, including costs of compliance with existing and future environmental requirements; electric transmission or gas pipeline system constraints; legislative and regulatory initiatives; additional competition in electric or gas markets and continued industry consolidation; financial or regulatory accounting principles; political, legal, and economic conditions and developments in the countries in which we have a presence; changing market conditions and other factors related to physical energy and financial trading activities; the performance of projects undertaken by our non-regulated businesses and the success of efforts to invest in and develop new opportunities; availability of, or cost of, capital; employee workforce factors; delays and other obstacles associated with mergers, acquisitions, and investments in joint ventures; and costs and effects of legal and administrative proceedings, settlements, investigations, and claims. Please refer to the company's SEC filings for additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements. The Company undertakes no obligation to update the information contained herein.

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  Exhibit 99.1